UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 31, 2008
Bentley Pharmaceuticals, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10581 (Commission File No.)	59-1513162 (I.R.S. Employer Identification Number)

Bentley Park
2 Holland Way
Exeter, New Hampshire		03833
(Address of principal		(Zip Code)
executive office)
Registrant’s telephone number, including area code (603) 658-6100
No change since last report

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On March 31, 2008, Bentley Pharmaceuticals, Inc., a Delaware corporation (“Bentley” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Teva Pharmaceuticals Industries Ltd., an Israeli corporation (“Teva”), and Beryllium Merger Corporation, a wholly-owned, newly-formed subsidiary of Teva (“Acquisition Sub”). Pursuant to the terms of the Merger Agreement, Acquisition Sub will merge with and into Bentley, and as a result, Bentley will become a wholly-owned subsidiary of Teva (the “Merger”). As announced October 23, 2007, the Company will distribute to its existing stockholders, prior to the effective time of the Merger, all of the shares of common stock of CPEX Pharmaceuticals, Inc. (“CPEX”), the Company’s drug delivery division (the “Spin-Off”). The completion of the Spin-Off is one of the conditions to the consummation of the Merger.
     The aggregate purchase price to be paid by Teva is $360 million, as may be adjusted pursuant to the terms of the Merger Agreement (the “Merger Consideration”). Based on the exercise price and number of outstanding shares of common stock and options of Bentley as of the date of the Merger Agreement, and prior to any potential tax or options adjustments relating to the Spin-Off as provided in the Merger Agreement (which may reduce the per share purchase price), the purchase price per share of Bentley common stock to be paid by Teva in the Merger would be $15.02. If the value of the CPEX stock distributed to Bentley shareholders in the Spin-Off exceeds certain thresholds set forth in the Merger Agreement, then the per share price would be reduced by a percentage of that excess. This reduction is designed to compensate Teva for tax liabilities it may assume as a result of the Spin-Off. In addition, in order to account for the equitable adjustment to the exercise price and number of Bentley options and restricted stock units that will be made in connection with the Spin-Off, the per share purchase price will be recalculated prior to the stockholders’ meeting in order to spread the aggregate purchase price across (i) all shares of Bentley common stock and restricted stock units then outstanding and (ii) all options for Bentley common stock with an exercise price less than the price per share to be paid in the Merger. The final per share purchase price, reflecting these potential adjustments relating to the Spin-Off, will be announced by Bentley at least 14 days prior to its stockholders’ meeting relating to the transaction.
     The Company has made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement contains a “no shop” restriction on, among other things, the Company’s ability to solicit third party proposals, provide information, engage in discussions and negotiations with unsolicited third parties or enter into any agreements with respect to another proposal. The no shop provision is subject to a “fiduciary out” provision that generally allows the Company to furnish nonpublic information to such third party and engage in discussions and negotiations with such third party if Bentley’s Board of Directors determines in good faith, after consultation with its legal and financial advisors that the proposal presented by such third party could reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement).
     The Merger Agreement is terminable as follows: (i) either the Company or Teva may terminate if (a) the Merger is not consummated within six months of the signing thereof (b) the Merger is permanently enjoined or otherwise prohibited, (c) the requisite stockholder vote of Bentley’s stockholders is not obtained, or (d) the other party breaches its representations and warranties or covenants (subject to an opportunity to cure), resulting in a failure to satisfy the related closing condition; (ii) the Company may terminate if it enters into an agreement related to a Superior Proposal; and (iii) Teva may terminate if (a) Bentley’s Board of Directors has made a Change of Recommendation (as defined in the Merger Agreement), (b) the Company’s Board of Directors fails to expressly reaffirm the Company Recommendation after a request by Teva to do so, (c) the Company fails to use its reasonable best efforts to effect the Spin-Off, or (d) the Company materially breaches its “no shop” restrictions. In connection with certain terminations, the Company may be required to pay a termination fee to Teva equal to $13 million or a fixed expense reimbursement of $2 million (that would be credited against any $13 million termination fee, if such fee becomes payable) pursuant to the terms of the Merger Agreement.
     Consummation of the Merger is subject to various conditions, including completion of the Spin-Off, antitrust approvals, the approval of Bentley’s stockholders, no material adverse change to Bentley and other customary closing conditions. Approval by Teva’s shareholders is not required. Mr. James Murphy, Bentley’s Chairman and Chief Executive Officer, and Mr. Michael McGovern, Bentley’s Vice Chairman, who currently hold an aggregate of approximately 13.8% of the outstanding Bentley shares of common stock, have agreed to vote their shares in favor of the transaction. The transaction is expected to close in the third quarter of 2008.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 10.1 and incorporated herein by reference.
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations, warranties and covenants therein may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or its respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
     On March 31, 2008, the Company and Teva issued a joint press release announcing their entry into the Merger Agreement. A copy of the press release is furnished herein as Exhibit 99.1.

ITEM 3.03.	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS
     In connection with the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized, and the Company entered into, Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of March 31, 2008, to the Renewed Rights Agreement, dated as of December 21, 2004 (the “Rights Agreement”) by and between the Company and American Stock Transfer and Trust Company, a New York corporation, as Rights Agent.
     The Amendment provides, among other matters, that (i) none of Teva, Acquisition Sub or any of their respective affiliates or associates shall be, become or be deemed an Acquiring Person (as defined in the Rights Agreement) by virtue of the approval, execution, delivery, or adoption of the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, and (ii) no Stock Acquisition Date, no Distribution Date, no Section 11(a)(ii) Event and no Section 13 Event (each as defined in the Rights Agreement) shall be deemed to have occurred by reason of the approval, execution, delivery, or adoption of the Merger Agreement or approval, adoption or consummation of the transactions contemplated thereby, including the Merger. The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).
     The Rights Agreement, including the Certificate of Designation, form of Rights Certificate and Summary of Rights, is filed as Exhibit 4.1 to the Company’s Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2004 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Additional Information about the Merger
     In connection with the proposed Merger, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the SEC. The proxy statement will contain information about the Company, the proposed Merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from the Company by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company’s website www.bentleypharm.com or by directing such request to Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, NH 03833, Attention: Richard Lindsay, Chief Financial Officer.
     Bentley and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Bentley’s directors and executive officers is available in Bentley’s 2007 Annual Report on Form 10-K, which was filed with the SEC on March 17, 2008. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits

Exhibit No.	Description

4.1	Amendment No. 1 to the Renewed Rights Agreement, dated as of March 31, 2008, by and between Bentley Pharmaceuticals, Inc. and American Stock Transfer and Trust Company.

10.1	Agreement and Plan of Merger by and among Bentley Pharmaceuticals, Inc., Teva Pharmaceutical Industries Ltd. and Beryllium Merger Corporation dated March 31, 2008.

99.1	Press Release dated March 31, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENTLEY PHARMACEUTICALS, INC.
By:	/s/ Richard P. Lindsay
Richard P. Lindsay
Vice President and Chief Financial Officer

Date: April 1, 2008.

BENTLEY PHARMACEUTICALS, INC
CURRENT REPORT ON FORM 8-K
Report Dated March 31, 2008
EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment No. 1 to the Renewed Rights Agreement, dated as of March 31, 2008, by and between Bentley Pharmaceuticals, Inc. and American Stock Transfer and Trust Company.

10.1	Agreement and Plan of Merger by and among Bentley Pharmaceuticals, Inc., Teva Pharmaceutical Industries Ltd. and Beryllium Merger Corporation dated March 31, 2008.

99.1	Press Release dated March 31, 2008.